Exhibit 99.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement No. 333-248676 on Form F-10 and Nos. 333-249175 and 333-251139 on Form S-8 of Lightspeed POS Inc. of our report dated June 29, 2020 relating to the financial statements of ShopKeep Inc., for the year ended December 31, 2019, which appears in the Form 6-K of Lightspeed POS Inc. dated February 8, 2021.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 8, 2021